Exhibit 99.2

First Quarter 2003 Results—Supplemental Information

Note: A full version of the restated revenue and pretax income numbers can be found at http://www.slb.com/ir

A) Oilfield	Services

Q1)	What is the general activity outlook for the Areas?

North	America (NAM)

Activity in North America should benefit from greater confidence in gas demand factors and commodity pricing together with the suspension of the deep gas royalty. Canada will exhibit some seasonal slowdown as we move into spring break-up, however increased land drilling and rigless activities should offset this.

Latin America (LAM)

Overall activity should improve in Latin America on the strength of the continuation of large onshore and offshore field development programs in Mexico, coupled with moderate improvements in Venezuela. Continued robust oil prices should support further stability in the southern parts of the region.

Europe/CIS/West Africa (ECA)

Continued investment in West Africa, the Caspian and Russia has driven activity growth in this Area. The expansion in Russia is expected to continue, while activity in the Caspian is expected to improve following an increase in drilling operations by the Tengizchevroil JV partners. Activity in the North Sea and Continental Europe is set to improve, in part due to seasonal related factors and new contracts. Activity in Nigeria continues to be adversely impacted by the postponement of further development activities by the majors, coupled with fall out from the elections. Elsewhere, current levels of activity are expected to remain relatively stable.

Middle East & Asia (MEA)

Activity in the Middle East is expected to remain relatively stable despite the war in Iraq. Activity in Asia is expected to improve throughout the second half, especially in the Indonesia, and Brunei, Malaysia and Philippines Geomarkets. This, coupled with the continued growth in Drilling & Measurements, on the strength of superior technology and service quality, and Integrated Project Management is expected to drive improved performance in the area.

Q2)	What is the current level of oilfield services activity in Venezuela, and how does this impact Schlumberger?

Activity in Venezuela did show some marginal improvement during the latter stages of the quarter as some rigs went back to work in the east of the country. However a shortage of capital and imported products will hamper further development in the foreseeable future.

Q3)	Could you describe the pricing environment in North America?

Pricing for Schlumberger’s oilfield services in North America was flat to slightly down sequentially, as activity in North America began to increase from the lows seen in 2002. Year-on-year, prices for pumping services remain lower in North America as a result of over capacity.

Q4)	Could you describe the non-US pricing environment?

Outside of North America, prices were generally up year-on-year and increased marginally versus the previous quarter.

Q5)	What was Oilfield Services after-tax Return-on-Sales (ROS) for the quarter?

Oilfield Services after-tax ROS including WesternGeco in the first quarter 2003 was 10.3% compared to 9.0% in the fourth quarter 2002.

B)	WesternGeco

Q6)	What is the current size of the WesternGeco multiclient library?

The net book value of the multiclient library as of March 31, 2003 was $1,020 million. The amount capitalized during Q1 2003 was $52 million, primarily in North America.

Q7)	What were multiclient sales in the quarter and what was the cost of sales?

Multiclient revenues were $108 million during the quarter (down from $120 million in Q4, 2002 and essentially flat compared to the same period last year) including $50 million of surveys with zero book value. The charge to cost of goods sold plus amortization expenses was $50 million for the quarter.

Q8)	What is the outlook for seismic activity?

We expect to see a relatively strong improvement in marine third party acquisition activity primarily driven by the seasonal summer upturn in the North Sea combined with strengthening backlog in Asia and North & South America. Land acquisition activity will decrease with the completion of the winter season in Alaska, while multiclient sales are expected to be slightly down as we enter the historically slow Q2/Q3 period.

Q9)	How is the adoption and pricing of Q seismic technology doing versus expectations?

A significant number of Q-Marine contracts were awarded during Q1 with execution planned for Q2 and Q3. There are also a number of advanced discussions ongoing for additional projects and we expect that the current backlog will increase during Q2. In all cases the level of pricing is consistent with our expectations for the added value brought by Q technology.

Q10)	What is the background on the $7 million provision for a contract loss in Mexico as mentioned in the press release?

During Q1 a land contract in Mexico was re-started following logistical delays experienced during the fourth quarter of 2002. This contract is expected to be completed in the latter half of 2003, but in anticipation of possible further operational delays, a $7 million reserve against future losses was taken in Q1.

C)	SchlumbergerSema

Q11)	What is the outlook for the second quarter and for the second half of 2003?

The decline in IT spending resulting from the global recession and the uncertainty generated by the war in Iraq and SARS will continue to have a significantly impact on activity. The hardest hit segments are expected to be telecommunications and finance, where the key challenges in 2003 will be cost cutting and risk containment. Despite this lackluster environment, the areas of focus of SchlumbergerSema — the global energy market and the major accounts – are expected to experience double-digit growth in 2003.

Europe, Middle East and Africa

The overcapacity experienced by the IT services industry, mainly in countries such as France, is likely to remain intense, leading to a fiercer pricing environment. As a consequence, the next two quarters’ activity will be negatively impacted. The weak geo-political and economic situation led to major projects being postponed to the fourth quarter of 2003 in the rest of the Area with the exception of the Public Sector, which continue to experience a steady growth. The headcount reduction program announced previously is still ongoing and will not materially impact the results before the second half of the year.

North and South America

The IT services industry remains challenging with customers deferring IT decisions and with the uncertainty surrounding the economy. In this environment SchlumbergerSema activity will be impacted adversely, but our focus on the energy sector and the DeXa Suite of Services is a competitive differentiator that will somewhat mitigate this effect. Additionally, profitability should benefit from the cost-restructuring program, as well as from the finalization of some loss-making contracts.

Asia

Lackluster market conditions prevail in light of the world’s economic and political situation, coupled with growing concerns over the spread of SARS. Despite this, activity is expected to improve modestly due to our focus on energy and finance, especially payment systems in Greater China and Japan.

Q12)	What is the outlook of the global energy IT services industry?

Only slightly under 3.5% of the $1.5 trillion worldwide IT opportunity, the global utilities industry represents a comparatively small but increasingly robust market opportunity for IT vendors. The oil and gas component of the energy market has continued to invest despite the global economic slowdown. A slightly different focus emerges within utilities, however, as the need for change is replaced with an emphasis on prioritization. Energy and utilities have not been as dramatically affected by the global economic slowdown, as have other industry sectors such as financial services and telecommunications. The energy markets worldwide compounded annual growth rate between 2000 and 2005 is expected to be around 9% according to a recent study by Gartner Dataquest. The fastest-growing regional markets for IT spending by energy companies are Central and Eastern Europe, Middle East/Africa, and Asia/Pacific.

Q13)	What is the utilization ratio for SchlumbergerSema?

Consulting: 67%

Systems integration: 79%

Q14)	How is the pricing in the IT services industry?

In the current highly competitive environment, mainly in Western Europe and North America, and especially in France, the pricing pressure is fierce. With demand unlikely to recover in the next two quarters in view of the current geo-political and economic situation, the industry will still suffer a protracted period of excess capacity with below average costs in some projects. Some competitors in some markets, and principally for large multi-year outsourcing projects, are bidding at marginal cost in order to gain, or at least to maintain, market share. However, we expect that complex systems integration and outsourcing projects will continue to produce decent margins that are commensurate with their higher perceived risks.

D)	Schlumberger Limited

Q15)	What was the Q1 effective tax rate and what is the ETR guidance for 2003?

The effective tax rate for the first quarter was 32% compared to 30% in the fourth quarter of 2002. The increase was primarily due to country mix of pretax results in WesternGeco. We believe that the effective tax rate will be around 30% in 2003.

Q16)	Why did Net Debt† increase in Q1?

Net debt increased $297 million in the quarter due to the seasonal increase in working capital requirements, mostly payments related to 2002 employee benefits, and trade receivables. There was an adverse currency translation effect of $79 million in the quarter due to a weaker US dollar against the Euro and other currencies. March 31, 2003 net debt† was $5,318 million.

†(Net debt is gross debt less cash, short-term investments and fixed income investments held to maturity.)

Q17)	What is the net debt objective for Schlumberger?

The company believes that strong credit metrics are an integral component of its business model, due to the cyclical nature of its activities. Deleveraging should come from cash flow from operations coupled with the continuation of the divestiture program, which is progressing. Management expects to achieve its goal of reducing the company’s net debt to under $4 billion by year-end 2003.

Q18)	Interest income and expense changes?

Interest income of $14.2 million increased $1.3 million sequentially and decreased $4.2 million compared to same quarter last year. Average return increased from 2.6% last quarter to 3.6% and decreased from 4.1% last year. Average investment balance of $1.6 billion was down $355 million sequentially and $185 million compared to the same quarter last year.

Interest expense of $92.9 million increased $1.8 million sequentially and increased $10.6 million from the same quarter last year. Average borrowing rates of 5.3% increased from 4.8% last quarter and 4.6% last year. Average debt balance of $7.1 billion decreased $316 million sequentially and was down $65 million compared to the same quarter last year.

Q19)	What is the current status of the Hanover Compressor PIGAP II put option?

We are still in negotiations with Hanover Compressor regarding the resolution of this issue. As Schlumberger originally deferred the gain on the sale of the PIGAP II joint venture in 2001, there will be no impact on Schlumberger’s results upon resolution of this issue.

Q20)	What is the status of the divestiture program as announced on March 3rd?

Most of the divestitures that were announced are well under way. We would expect several to be realized in 2003, however the precise timing depends on market conditions. On April 4, we sold the stock of Grant Prideco that we obtained as a result of the divestiture of our drill bits business; net proceeds from the stock sale were $106 million.

Q21)	What is the difference between OFS pretax income and the sum of the business Areas?

The difference of approximately $8 million comes from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q22)	What is the difference between SchlumbergerSema pretax income and the business Areas?

The difference of about $13 million is due to SchlumbergerSema headquarters’ costs that are not allocated to the Areas and the results of Telecom Products.

Q23)	What is the difference between Schlumberger pretax income and the pretax income of the business segments, including income from ‘Other’ activities?

Major items include corporate headquarters expenses, interest expense and income, interest on post-retirement benefits, amortization of identifiable intangibles and currency exchange gains and losses.

Q24)	What is the Schlumberger position regarding the expensing of stock options to employees?

The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company discloses in its annual report to shareholders the effect on net income and earnings per share had the plans been expensed under a Black-Scholes option-pricing model. The effect in 2002 was $156 million ($0.27 per share). The company is considering recording stock option expense in the income statement beginning in the second half of 2003, retroactive to January 1, 2003. The effect on the third quarter of 2003 and the entire year 2003 net income and earnings per share is expected to be insignificant because, as permitted by FASB 148, the cost of grants prior to January 1, 2003 are not includable in the income statement.

Q25)	What is the current position on funding the company pension plans?

The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise. This funding has been included into the net debt reduction plan as discussed in question 17.

In accordance with FASB #87, the company was required to record an additional pension liability in the quarter of $66 million (net of tax) such that the total pension liability at quarter-end was equal to the minimum. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at March 31, 2003.

Q26)	What is the present guidance on full year 2003?

Capex: $1.1 billion

Multiclient: $180 million

Depreciation and amortization: $1.6 billion including multiclient

Q27)	How does Schlumberger calculate Return on Capital Employed (ROCE)?

For the first quarter of 2003, ROCE is computed as: [Net Income + Minority Interest + Interest Expense – Interest Income – Tax effect on income interest/expense] divided by [Stockholders’ Equity + Net Debt + Minority Interest].

Q28)	What was Schlumberger’s annualized ROCE run-rate for the quarter?

Annualized ROCE in the first quarter 2003 was 7.3%. The quarter showed a reduction in capital employed.

Q29)	What was Schlumberger’s earnings per share from continuing operations excluding charges/credits?

First quarter 2003 earnings per share from continuing operations was $0.26 compared to $0.28 in the first quarter of 2002. Excluding the charge ($0.05 per share) relating to the financial/economic crisis in Argentina, earnings per share in the first quarter of 2002 was $0.33.

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* Mark of Schlumberger

This question and answer document, the first quarter 2003 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex, multiclient and depreciation and amortization expenditures, the funding of pension plans and related pension expense, the likelihood of and benefits to be derived from divestitures, conditions in the oilfield service business, including activity levels during 2003, production increases in non-OPEC areas, issues affecting the seismic industry, including sales pertaining to Q technology, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing, future effective tax rates, the realization of cost reduction and savings in SchlumbergerSema and expectations regarding the future business and performance of SchlumbergerSema. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for renewed growth in gas drilling and improvement in rigless gas pressure pumping activities in NAM; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business, Q seismic technology contracts; continuing customer commitment to certain key oilfield projects, general economic and business conditions in key regions of the world, including Argentina and political and economic uncertainty in Venezuela, Nigeria and further socio-political unrest in the Persian Gulf and/or Asia, changes in business strategy for SchlumbergerSema businesses including the expected growth of Schlumberger IT Consulting and Systems Integration Services and Network and Infrastructure Solutions in the global energy sector, continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; a reversal of the weak IT environment and an increase in IT spending; the extent and timing of a recovery in the telecommunications industry; continued growth in the demand for smart cards and related products and in e-Government systems integration efforts in Western Europe; the impact of SARS; Schlumberger ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, the adoption and effect of new accounting standards, potential contributions to pension plans and other factors detailed in our first quarter 2003 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.